Exhibit 99.2

3Q CONFERENCE CALL SCRIPT

OCTOBER 28, 2004

JKM COMMENTS

Good morning and welcome to Chesapeake Corporation's third quarter conference call. I'm Joel Mostrom, vice president and treasurer, and joining me today are Tom Johnson, chairman, president and chief executive officer and Andy Kohut, our chief financial officer.

Tom will begin with comments regarding overall trends and direction for our business. Andy will then provide a financial review of the quarter, and Tom will conclude with some comments on our outlook for the remainder of 2004. After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Tom.

THJ COMMENTS

Thanks Joel, and good morning everyone.

Earlier today we reported our results for the quarter were up over last year's third quarter. I am pleased with the improvement, but I think we can do more to strengthen our results.

Our pharmaceutical and healthcare business continues to provide solid results. We plan to continue to grow this business franchise both in Europe and in other parts of the world. Regarding the latter, you may recall that we recently announced a strategic alliance in China to provide both pharmaceutical bottles and closures as part of our strategy to grow in this region.

Volume in our international and branded sector improved during the third quarter relative to last year and to the first two quarters of 2004. Particular strength was shown in demand for alcoholic drinks packaging where we have dedicated facilities aligned with our customers. Our newest factory in Germany, focused on confectionary packaging, is making good progress but still is not running at optimal efficiency due to equipment problems. Additionally, we supplied our first luxury paper-based package for a customer in the cosmetics industry from an established alliance in Asia and we expect this to be the beginning of a trend. A new business model that includes localized design and customer interaction, together with assurances of quality and brand protection, whether manufactured in the Far East or locally, is being developed.

Tobacco packaging volume improved during the quarter resulting from an increase in export related shipments to Africa. Additional taxation in both Germany and France on tobacco products, together with a smoking ban in public places in Ireland, has had a negative effect on European consumption. However, as one of the leading suppliers to the international tobacco market, we continue to believe we will be offered opportunities to grow and, as a result, we view this as a good business for Chesapeake.

I am very pleased with the performance of our plastic packaging segment. We have added new customers throughout the year and are beginning to benefit from recent investments both in Europe and other geographic markets. Resin costs are moving upward as a result of rising oil prices but a significant portion of our business has raw material escalators built into the agreements with customers. However, lags do occur and we will see some quarterly margin squeeze in plastics as raw material prices get passed through.

Now I'll turn the call over to Andy Kohut, our chief financial officer, for the details of our operating results.

AJK COMMENTS

Thanks Tom, and good morning everyone.

Net income from continuing operations for the third quarter of 2004 was $5.5 million, or $0.28 per share, compared to net income from continuing operations for the third quarter of 2003 of $2.7 million, or $0.18 per share. EBIT from continuing operations for the third quarter of 2004 was $15.7 million compared to $13.2 million for the third quarter of 2003. The recovery in sales volumes in the international and branded and tobacco sectors were key in achieving our improved quarterly results. Changes in foreign currency exchange rates also continue to have a favorable impact on our earnings. Approximately $2.1 million of the increase in EBIT from continuing operations for the third quarter was attributable to changes in foreign currency exchange rates.

Now I'd like to review segment performance starting with our larger business segment -- Paperboard Packaging.

Third quarter net sales of $220.7 million were up 19% compared to net sales for the third quarter of last year. Excluding the impact of changes in foreign currency exchange rates, net sales for the Paperboard Packaging segment were up about 7% for the third quarter of 2004 compared to last year. The increase in net sales spanned across nearly all of the sectors within the Paperboard Packaging segment, with the largest increases year-over-year seen in the tobacco and international and branded sectors. These increases are encouraging, considering the sluggish sales in these two sectors during the first half of the year. The international and branded sector benefited from strong demand for alcoholic drinks packaging and tobacco volume was strong primarily due to customer shipments to African markets. We continue to experience no improvement in tobacco volume for the Chinese market place.

The Paperboard Packaging segment's EBIT for the third quarter was $16.3 million, an increase of 13% compared to $14.4 million in the third quarter of 2003. Without the impact of changes in foreign currency exchange rates, EBIT for the third quarter of 2004 was up about 1% compared to the prior year. The remaining increase in EBIT for the third quarter was primarily due to the increased sales volume in the tobacco and international and branded sectors despite an increase in depreciation expense of $1.3 million. In addition, our new factory in Germany has experienced start-up problems related to its production equipment which have partly offset the benefit from the increased sales volume.

The Plastic Packaging segment is continuing to bring in solid results. Third quarter net sales of $35.9 million were up about 15% over last year's third quarter net sales. Excluding the impact of changes in foreign currency exchange rates, net sales were up about 4% compared to last year. EBIT for the Plastic Packaging segment increased to $3.6 million in the third quarter of 2004, up about 20% compared to the third quarter of 2003. Excluding the impact of changes in foreign currency exchange rates, EBIT was up about 10% for the third quarter of 2004 compared to the third quarter of 2003. The increases in both net sales and EBIT for the Plastic Packaging segment were primarily due to the continued strong results in the specialty chemical sector, as well as the expansion of our customer base. These increases in sales volumes were partially offset by increases in energy and raw material costs.

Corporate expenses in the third quarter of 2004 were flat when compared to the third quarter of 2003. The incremental costs for compliance with the Sarbanes-Oxley Act and for insurance costs in 2004 were approximately equivalent to incremental costs in 2003 related to long-term incentive plans.

Net interest expense for continuing operations for the third quarter of 2004 was $8.7 million, compared to $10.0 million in the third quarter of 2003. Our net interest expense is continuing to benefit from our redemption of senior subordinated notes in the first half of 2004, as well as lower overall interest rates. As I have mentioned before, we partially hedge against currency fluctuations by having local currency denominated debt on our balance sheet. When we compare the third quarter of 2004 to the third quarter of 2003 the change in currency translation rates caused interest expense to increase by about $0.7 million.

Total debt, net of cash, at the end of the third quarter of 2004 was about $379 million, down about $96 million over the balance at year end. Excluding the impact of changes in currency translation rates, net debt decreased approximately $111 million since the end of 2003 and our debt to capital ratio has been reduced from 46% at the end of 2003 to 37% at the end of the 3rd quarter. The decrease in net debt is primarily a result of the redemption of our senior subordinated notes and cash flow generation.

Capital spending for the third quarter of 2004 was $4.3 million compared to $12.7 million in the third quarter of 2003. The decrease in capital spending is primarily a result of the completion of our two new factories in Germany. As we have mentioned, generating free cash flow is one of our top priorities, and we will continue to allocate capital in order to meet this objective, while still providing adequate investment to grow the business in accordance with our strategy.

Now I will turn the call back to Tom for some closing remarks and an update on our outlook for the remainder of the year.

THJ COMMENTS

As I stated in my opening comments, I believe we can do more to strengthen our results. We believe we have a business strategy focused on the best end-use market sectors, and have modern, cost efficient factories. As the leading paper-based packaging company with the broadest geographic coverage in Europe, we expect to continue to make gains over smaller, regional competitors. We also expect our recent investments in continental Europe to pay off and we anticipate we will be offered opportunities to grow with our blue chip customer base both in Europe and other parts of the world.

Let me elaborate a bit on one element of our earnings guidance. As you look at our earnings trend, let me remind you that we are highly seasonal. The vast majority of our earnings come in quarters 3 and 4 due to the seasonal demand patterns of our customers. We did experience a significant seasonal increase in earnings from Q2 to Q3 this year.

The third quarter improvements are encouraging. However, slower orders from some of our larger customers toward year-end are expected because of a customer's new information system implementation, export market volatility and slower than expected transition of new business won in recent tenders. In addition, we have experienced start up problems with recently installed production equipment and there are potential uncertainties about the occurrence in the fourth quarter of several non-operating items, such as asset sales and claim settlements. Therefore we are reducing our full-year earnings per share guidance to $ .90 to $1.10 per share. However, cash flow available for shareholder and debt reduction is expected to be at the higher end of our previous guidance and we have narrowed the range to $50 - 60 million for 2004.

Now, at this time we would be happy to take your questions:

JKM CLOSE

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com, or can be accessed by calling 888-203-1112 or 719-457-0820 (code 863511).

This concludes today's call. Thank you for participating.